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            NORTH ARKANSAS BANCSHARES, INC.
              MANAGEMENT RECOGNITION PLAN


                       ARTICLE I
               ESTABLISHMENT OF THE PLAN

     1.01 The Company hereby establishes this Plan upon the terms and conditions hereinafter stated.

     1.02 Through acceptance of their appointment to the Committee, each member of the Committee hereby accepts his or her appointment hereunder upon the terms and conditions hereinafter stated.

                      ARTICLE II
                  PURPOSE OF THE PLAN

     2.01 The purpose of the Plan is to reward and retain personnel of experience and ability in key positions of responsibility by providing Employees and Directors of the Company, the Bank, and their Affiliates with a proprietary interest in the Company, and as compensation for their past contributions to the Bank, and as an incentive to make such contributions in the future.

                      ARTICLE III
                      DEFINITIONS

     The following words and phrases when used in this Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

     3.01 "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Internal
Revenue Code of 1986, as amended.

     3.02 "Bank" means Newport Federal Savings Bank.

     3.03 "Beneficiary" means the person or persons designated by a Participant to receive any benefits payable under the Plan in the event of such Participant's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Participant's surviving spouse, if any (or if none, his estate).

     3.04 "Board" means the Board of Directors of the Company.

     3.05 "Change in Control" means any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 25% of the Bank's or the Company's voting stock,
(2) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors, (3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), (4) the acquisition of control of the Bank or the Company within the meaning of 12 C.F.R. Part 574 or its applicable equivalent (except in the case of (1), (2), (3) and (4) hereof, ownership or control of the Bank by the Company itself shall not constitute a "Change in Control"), or
(5) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Company or the Bank (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole

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proprietorship, unincorporated organization or any other
form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

     3.06 "Committee" means the Management Recognition Plan
Committee appointed by the Board pursuant to Article IV hereof.

     3.07 "Common Stock" means shares of the common stock of the Company.

     3.08 "Company" means North Arkansas Bancshares, Inc.

     3.09 "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

     3.10 "Date of Conversion" means the date of the conversion of the Bank from mutual to stock form.

     3.11 "Director" means a member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

     3.12 "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a Participant from fulfilling his or her duties or responsibilities to the Company or an Affiliate.

     3.13 "Effective Date" means the date on which the Plan first becomes effective, as determined under Section 8.07 hereof.

     3.14 "Employee" means any person who is employed by the Company or an Affiliate.

     3.15 "Non-Employee Director" shall have the meaning provided in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     3.16 "Participant" means an Employee or Director who holds a Plan Share Award.

     3.17 "Plan" means this North Arkansas Bancshares, Inc.
Management Recognition Plan.

     3.18 "Plan Shares" means shares of Common Stock held in the Trust which are awarded or issuable to a Participant pursuant to the Plan.

     3.19 "Plan Share Award" means a right granted under this Plan to receive Plan Shares.

     3.20 "Plan Share Reserve" means the shares of Common
Stock held by the Trustee pursuant to Sections 5.02 and 5.03.

     3.21 "Trust" and "Trust Agreement" mean that agreement entered into pursuant to the terms hereof between the Company and the Trustee, and "Trust" means the trust created thereunder.

     3.22 "Trustee" means that person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan assets for the purposes set forth herein.

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     3.23 "Year of Service" shall mean a full twelve-month
period, measured from the date of a Plan Share Award and each annual anniversary of that date, during which a Participant's
Continuous Service has not terminated for any reason.

                      ARTICLE IV
              ADMINISTRATION OF THE PLAN

     4.01 ROLE AND POWERS OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than two members of the Board who are Non-Employee Directors. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors, and by the Board if there are less than two Non-Employee Directors.

     The Committee shall have all of the powers allocated to it in this and other Sections of the Plan. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to make Plan Share Awards to such Employees as the Committee may select, (ii) to determine the form and content of Plan Share Awards to be issued under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. Subject to Section 4.02, the interpretation and construction by the Committee of any provisions of the Plan or of any Plan Share Award granted hereunder shall be final and binding. The Committee shall act by vote or written consent of a majority of its members, and shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year. The Committee may recommend to the Board one or more persons or entity to act as Trustee(s) in accordance with the provisions of this Plan and the Trust.

     4.02 ROLE OF THE BOARD. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from, or add members to, the Committee. The Board shall have all of the powers allocated to it in this and other Sections of the Plan, may take any action under or with respect to the Plan which the Committee is authorized to take, and may reverse or override any action taken or decision made by the Committee under or with respect to the Plan, provided, however, that the Board may not revoke any Plan Share Award already made or impair a participant's vested rights under a Plan Share Award. With respect to all actions taken by the Board in regard to the Plan, such action shall be taken by a majority of the Board where such a majority of the directors acting in the matter are Non-Employee Directors.

     4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee or the Trustee(s) shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Plan Share Awards granted under it. If a member of the Board or the Committee or any Trustee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Company shall indemnify such member against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and its Affiliates and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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                       ARTICLE V
           CONTRIBUTIONS; PLAN SHARE RESERVE

     5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Company to the Trust, provided that the Bank may also make contributions to the Trust. Such amounts shall be paid to the Trustee at the time of contribution. No contributions to the Trust by Employees shall be permitted.

     5.02 INVESTMENT OF TRUST ASSETS; MAXIMUM PLAN SHARE
AWARDS. The Trustee shall invest Trust assets only in accordance with the Trust Agreement; provided that the Trust shall not purchase, and Plan Share Awards shall not be made with respect to more than 7,406 Shares (with such number being subject to adjustment pursuant to Section 8.01(a) hereof, and increased to the extent necessary to permit the purchase of Shares with any dividends accrued pursuant to Section 7.02 hereof). Such shares may be newly issued Shares, treasury Shares, or Shares held in a grantor trust.

     5.03 EFFECT OF ALLOCATIONS, RETURNS AND FORFEITURES UPON PLAN SHARE RESERVES. Upon the allocation of Plan Share Awards under Section 6.02, the Plan Share Reserve shall be reduced by the number of Shares subject to the Awards so allocated. Any Shares subject or attributable to an Award which may not be earned because of a forfeiture by the Participant pursuant to
Section 7.01 shall be added to the Plan Share Reserve.

                      ARTICLE VI
               ELIGIBILITY; ALLOCATIONS

     6.01 ELIGIBILITY. The Committee may make Plan Share Awards to Employees and Directors. In selecting those individuals to whom Plan Share Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible individuals, the value of their services to the Company and its Affiliates, and any other factors the Committee may deem relevant.

     6.02 ALLOCATIONS. The Committee will determine which Employees and Directors will be granted discretionary Plan Share Awards, and the number of Shares covered by each Plan Share Award, provided that in no event shall any Awards be made which will violate the governing instruments of the Bank or its Affiliates or any applicable federal or state law or regulation. In the event Plan Shares are forfeited for any reason or additional shares of Common Stock are purchased by the Trustee, the Committee may, from time to time, determine which of the individuals referenced in Section 6.01 above will be granted additional Plan Share Awards to be awarded from the forfeited or acquired Plan Shares.

     6.03 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 6.02 that a Plan Share Award is to be made, the Committee shall notify the Participant in writing of the grant of the Award, the number of Plan Shares covered by the Award, and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Committee so notifies the Participant shall be considered the date of grant of the Plan Share Awards. The Committee shall maintain records as to all grants of Plan Share Awards under the Plan.

     6.04 AUTOMATIC GRANTS TO DIRECTORS. On the Effective Date, each of the following individuals shall receive a Plan Share Award as to the number of Plan Shares listed below, provided that such award shall not be made to an individual who is not a Director on the Effective Date:

          Director      Shares Subject to Plan Share Award
         --------      ----------------------------------
          Brad Snider                     1,852
          O.E. Guinn, Jr.                   518
          Kaneaster Hodges, Jr.             518
          John Minor                        518
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     Plan Share Awards received under the provisions of this
Section shall become vested and nonforfeitable according to the general rules set forth in subsections (a) and (b) of Section 7.01, and the Committee shall have no discretion to alter said vesting requirements. Unless otherwise inapplicable or inconsistent with the provisions of this Section, the Plan Share Awards to be granted hereunder shall be subject to all other provisions of this Plan.

     6.05 ALLOCATIONS NOT REQUIRED. Notwithstanding anything to the contrary in Sections 6.01 and 6.02, but subject to
Section 6.04, no Employee or Director shall have any right or entitlement to receive a Plan Share Award hereunder, such Awards being at the total discretion of the Committee, nor shall any Employees or Directors as a group have such a right. The Committee may, with the approval of the Board (or, if so directed by the Board) return all Common Stock in the Plan Share Reserve to the Company at any time, and cease issuing Plan Share Awards.

                      ARTICLE VII
EARNINGS AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

     7.01 EARNING PLAN SHARES; FORFEITURES.

     (a) GENERAL RULES. Unless the Committee specifically eliminates any vesting requirement or imposes a different vesting schedule, 33 1/3% of the Plan Shares subject to a Plan Share Award shall be earned and become non-forfeitable by the Participant upon the Effective Date and an additional 33 1/3% of the Plan Shares subject to a Plan Share Award shall be earned and become non-forfeitable upon the Participant's completion of each of two Years of Service after the date of the Award.

     (b) ACCELERATION FOR TERMINATIONS DUE TO RETIREMENT, DEATH, DISABILITY, OR CHANGE IN CONTROL. Notwithstanding the general rule contained in Section 7.01(a) above: (i) all Plan Shares subject to a Plan Share Award held by a Participant whose service with the Company or an Affiliate terminates due to the Participant's retirement at or after age 65, death, or Disability shall be deemed earned and 100% vested as of the Participant's last day of service with the Company or an Affiliate, and (ii) all Plan Shares subject to a Plan Share Award held by a Participant shall be deemed earned and 100% vested as of a Change in Control or, if earlier, the execution of an agreement to effect a Change in Control.

     7.02 ACCRUAL OF DIVIDENDS. Whenever Plan Shares are paid to a Participant or Beneficiary under Section 7.03, such Participant or Beneficiary shall also be entitled to receive, with respect to each Plan Share paid, an amount equal to any cash dividends (including special large and nonrecurring dividends, including one that has the effect of a return of capital to the Company's stockholders) and a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of Common Stock between the date the relevant Plan Share Award was initially granted to such Participant and the date the Plan Shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any cash dividends so paid out.

     7.03 DISTRIBUTION OF PLAN SHARES.

     (a) TIMING OF DISTRIBUTIONS: General Rule. Except as provided in subsections (c), and (d) below, the Trustee shall distribute Plan Shares and accumulated cash from dividends and interest to the Participant or his Beneficiary, as the case may be, as soon as practicable after they have been earned. No fractional shares shall be distributed.

     (b) Form of Distribution. The Trustee shall distribute all Plan Shares, together with any shares representing stock dividends, in the form of Common Stock. One share of Common Stock shall be given for each Plan Share earned. Payments representing cash dividends (and earnings thereon) shall be made in cash.

     (c) WITHHOLDING. The Trustee shall withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is not

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sufficient, the Trustee shall require the Participant or
Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Trustee shall pay over to the Company or Affiliate which employs or employed such Participant any such amount withheld from or paid by the Participant or Beneficiary.

     (d)  TIMING: EXCEPTION FOR 10% SHAREHOLDERS.
Notwithstanding subsections (a) and (b) above, no Plan Shares may be distributed prior to the date which is five (5) years from the Date of Conversion to the extent the Participant or Beneficiary, as the case may be, would after receipt of such Shares own in excess of ten percent (10%) of the issued and outstanding shares of Common Stock unless such action is approved in advance by a majority vote of non-employee directors of the Board. To the extent this limitation would delay the date on which a Participant receives Plan Shares, the Participant may elect to receive from the Trust, in lieu of vested Plan Shares, a cash amount equal to the fair market value of such Plan Shares. Any Plan Shares remaining undistributed solely by reason of the operation of this Subsection (d) shall be distributed to the Participant or his Beneficiary on the date which is five years from the Date of Conversion.

     (e) REGULATORY EXCEPTIONS. No Plan Shares shall be distributed unless and until all of the requirements of all applicable law and regulation shall have been fully complied with, including the receipt of approval of the Plan by the stockholders of the Company by such vote, if any, as may be required by applicable law and regulations.

     7.04 VOTING OF PLAN SHARES. All shares of Common Stock held by the Trust (whether or not subject to a Plan Share Award) shall be voted by the Trustee in the same proportion as the trustee of the Company's Employee Stock Ownership Plan votes Common Stock held in the trust associated therewith, and in the absence of any such voting, shall be voted in the manner directed by the Board.

     7.05.     DEFERRAL ELECTIONS BY PARTICIPANTS.

     (a)  ELECTIONS TO DEFER.   At any time prior to December
31st of any year prior to the date on which a Participant becomes vested in any shares subject to his or her Plan Share Award, a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Employees' Retirement Income Security Act of 1973) may irrevocably elect, on the form attached hereto as Exhibit "A" (the "Election Form"), to defer the receipt of all or a percentage of the Plan Shares that would otherwise be transferred to the Participant upon the vesting of such award (the "Deferred Shares").

     (b)  RECORDKEEPING; HOLDING OF DEFERRED SHARES.    The
MRP Committee shall establish and maintain an individual account in the name of each Participant who files an Election Form for the purpose of tracking deferred earnings attributable to cash dividends paid on Deferred Shares (the "Cash Account"). On the last day of each fiscal year of the Company, the Committee shall credit to the Participant's Cash Account earnings on the balance of the Cash Account at a rate equal to the dividend-adjusted total return on Common Stock, as determined from time to time by the MRP Committee in its sole discretion. The Trustees shall hold each Participant's Deferred Shares and Deferred Earnings in the Trust until distribution is required pursuant to the election set forth in the Participant's Election Form.

     (c) DISTRIBUTIONS OF DEFERRED SHARES. The Trustee shall distribute a Participant's Deferred Shares and Deferred Earnings in accordance with the Participant's Election Form. All distributions made by the Company and/or the Trustees pursuant to elections made hereunder shall be subject to applicable federal, state, and local tax withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to a beneficiary, the delivery to the Committee and/or Trustees of all necessary waivers, qualifications and other documentation. Within 90 days after receiving notice of a Participant's death, the Trustee shall distribute any balance of the Participant's Deferred Shares and Deferred Earnings to the Participant's designated beneficiary, if living, or if such designated beneficiary is deceased or the Participant failed to designate a
beneficiary, to the Participant's estate.   If, on the other
hand, a Participant's Continuous Service terminates for a reason other than the Participant's death, Disability, early retirement, or normal retirement, the Participant's Deferred Shares and Deferred Earnings shall be distributed to the

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Participant in a lump sum occurring as soon as reasonably
practicable. The distribution provisions of a Participant's Election Form shall become irrevocable on the date that occurs
(i) one year before the Participant's termination of Continuous Service for a reason other than death, and (ii) on the Participant's death if that terminates the Participant's Continuous Service.

     (d) HARDSHIP WITHDRAWALS. Notwithstanding any other provision of the Plan or a Participant's Election Form, in the event the Participant suffers an unforeseeable emergency hardship within the contemplation of this paragraph, the Participant may apply to the Committee for an immediate distribution of all or a portion of his Deferred Shares and Deferred Earnings. The hardship must result from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, casualty loss of property, or other similar conditions beyond the control of the Participant. Examples of purposes which are not considered hardships include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the hardship could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant's financial hardship. The determination of whether a Participant has a qualifying hardship and the amount which qualifies for distribution, if any, shall be made by the Committee in its sole discretion. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

     (e)  RIGHTS TO DEFERRED SHARES AND EARNINGS.  A
Participant may not assign his or her claim to Deferred Shares and Deferred Earnings during his or her lifetime, except in accordance with Section 8.03 of this Plan. A Participant's right to Deferred Shares and Deferred Earnings shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor his or her beneficiary shall have any claim against or rights in any specific assets or other fund of the Company, and any assets in the Trust shall be deemed general assets of the Company.

                     ARTICLE VIII
                     MISCELLANEOUS

     8.01 ADJUSTMENTS FOR CAPITAL CHANGES.

     (A) RECAPITALIZATIONS; STOCK SPLITS, ETC. The number and kind of shares which may be purchased under the Plan, and the number and kind of shares subject to outstanding Plan Share Awards, shall be proportionately adjusted for any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapita-lization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b)  TRANSACTIONS IN WHICH THE COMPANY IS NOT THE
SURVIVING ENTITY. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Plan Share Awards shall be adjusted for any change or exchange of shares of Common Stock for a different number or kind of shares or other securities which results from the Transaction.

     (c) CONDITIONS AND RESTRICTIONS ON NEW, ADDITIONAL, OR DIFFERENT SHARES OR SECURITIES. If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the Plan Share Award before the adjustment was made. In addition, the Committee shall have the discretionary authority to impose on the Shares

subject to Plan Share Awards to Employees such restrictions as the Committee may deem appropriate or desirable, including but not limited to a right of first refusal, or repurchase option, or both of these restrictions.

     (d) OTHER ISSUANCES. Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into shares of Common Stock or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of shares of Common Stock then subject to Plan Share Awards or reserved for issuance under the Plan.

     8.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan; provided that no amendment or termination of the Plan shall, without the written consent of a Participant, impair any rights or obligations under a Plan Share Award theretofore granted to the Participant.

     The power to amend or terminate the Plan in accordance with this Section 8.02 shall include the power to direct the Trustee to return to the Company all or any part of the assets of the Trust, including shares of Common Stock held in the Plan Share Reserve. However, the termination of the Trust shall not affect a Participant's right to earn Plan Share Awards and to receive a distribution of Common Stock relating thereto, including earnings thereon, in accordance with the terms of this Plan and the grant by the Committee or the Board.

     8.03 NONTRANSFERABILITY. Plan Share Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Plan Share Awards may transfer such Awards to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Plan Share Awards so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Awards pursuant to this Section 8.03. Plan Share Awards which are transferred pursuant to this Section 8.03 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

     8.04 NO EMPLOYMENT OR OTHER RIGHTS. Neither the Plan nor any grant of a Plan Share Award or Plan Shares hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee or Director to continue in the service of the Company, the Bank, or an Affiliate thereof.

     8.05 VOTING AND DIVIDEND RIGHTS. No Participant shall have any voting or dividend rights or other rights of a stockholder in respect of any Plan Shares covered by a Plan
Share Award prior to the time said Plan Shares are actually distributed to him.

     8.06 GOVERNING LAW. The Plan and Trust shall be governed and construed under the laws of the State of Arkansas to the extent not preempted by Federal law.

     8.07 EFFECTIVE DATE. The Plan shall become effective December 19, 1998; provided that the effectiveness of the Plan and any Plan Share Award shall be absolutely contingent upon the Plan's approval by a favorable vote of stockholders of the Company who own at least a majority of the total votes cast at a duly called meeting of the Company's stockholders held in accordance with applicable laws. In no event shall Plan Share Awards be made within one year of the Date of Conversion.

     8.08 TERM OF PLAN. This Plan shall remain in effect until the earlier of (i) termination by the Board, or (ii) the distribution of all assets of the Trust. Termination of the Plan shall not affect any Plan Share Awards previously granted, and such Awards shall remain valid and in effect until they have been earned and paid, or by their terms expire or are forfeited.

     8.09 TAX STATUS OF TRUST. It is intended that (i) the Trust associated with the Plan be treated as a grantor trust of the Company under the provisions of Section 671 et seq. of the Code, as the same may be amended from time to time, and (ii) that in accordance with Revenue Procedure 92-65 (as the same may be amended from time to time), Participants have the status of general unsecured creditors of the Company, the Plan constitutes a mere unfunded promise to make benefit payments in the future, the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Trust has been and will continue to be maintained in conformity with Revenue Procedure 92-64 (as the same may be amended from time to time).


                                           Exhibit "A"
            NORTH ARKANSAS BANCSHARES, INC.
              MANAGEMENT RECOGNITION PLAN


              ___________________________

              Deferral Election Agreement

              ___________________________


    AGREEMENT, made this ___ day of __________, 199__, by and between __________________ (the "Participant"), and North
Arkansas Bancshares, Inc. (the "Company").


    WHEREAS, the Company has established the North Arkansas
Bancshares, Inc. Management Recognition Plan (the "Plan"), and
the Participant has received a Plan Share Award (the "Award")
for          shares of common stock of the Company; and

    WHEREAS, the Participant desires to defer receipt of certain Awards and the earnings thereon to which Participant is entitled upon the vesting of such Awards.

    NOW THEREFORE, it is mutually agreed as follows:

    1. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, makes the following elections:

       a. The amount of Awards which the Participant hereby elects to defer is as follows:

                                   Number of Shares
      Vesting Date                    Deferred
      ------------                 ----------------















       b. All amounts deferred pursuant to the Plan after the date of this Agreement, shall be distributed beginning:

       ( ) the calendar year immediately following the year in which the Participant ceases service with the Company.

       ( ) the later of the calendar year immediately following the year in which the Participant ceases service with the Company, or ____________, _________ (a specific date not later than the year in which the Participant will attain 70 years of age).

       ( ) the year in which the Participant attains __ years of age (an age not later than 70).

Management Recognition Plan Deferral Election
Page 2

       c. The Participant hereby elects to have the amount deferred after the date of this Agreement and any related accumulated earnings distributed as follows:

       ( ) annually over a ten-year period.

       ( ) annually over a ______- year period (must be less than ten years).

       ( ) in a lump sum.

    2. Designation of Beneficiary. In the event of the Participant's death before he or she has collected all of the benefits payable under the Plan, the Participant hereby directs that any remaining benefits be distributed to the beneficiary or beneficiaries designated under subparagraphs a and b of this paragraph 2 in the manner elected pursuant to paragraph 3 hereof:

       a. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name of Primary                          Percentage of
  Beneficiary      Mailing Address       Death Benefit
---------------    ---------------       -------------
                                                  %

                                                  %

       b. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant's death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name of Contingent                            Percentage of
  Beneficiary           Mailing Address       Death Benefit
------------------      ---------------       -------------
                                                      %

                                                      %

Management Recognition Plan Deferral Election
Page 3

     3. The Participant elects to have his Plan benefits distributed to his Beneficiary:

          [  ] in one lump sum payment; or

          [ ] in accordance with the elections made in paragraphs 1(b) and 1(c) hereof (as though the Participant had survived to collect all benefits).

     4. Except for the beneficiary designation made in paragraph 2 hereof and the manner of payment to beneficiary in paragraph 3 (which both may be revised at any time and from time to time), the elections made herein shall be irrevocable with respect to the time and method of payment of the amounts deferred during the term of the Agreement. Any changes to the elections made herein by said Participant will be limited to the range of choices offered herein, shall be prospective only, and shall have no effect whatsoever on Awards previously deferred or the deemed future earnings on Plan Shares.

     5. The Company agrees to make payment of the amount due the Participant in accordance with the terms of the Plan and the elections made by the Participant herein.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.


                                PARTICIPANT
Witnessed by:



_____________________________
Print Name: _________________   ____________________
                                Participant


                                NORTH ARKANSAS BANCSHARES, INC.
Witnessed by:




_____________________________
Print Name: _________________   ____________________
                                Its President

           NORTH ARKANSAS BANCSHARES, INC.
                GRANTOR TRUST AGREEMENT


     PREAMBLE.  This Grantor Trust Agreement (the "Trust
Agreement") made this 19th day of December 1998, by and between North Arkansas Bancshares, Inc. and John Minor, Kaneaster
Hodges, Jr., and O.E. Guinn, Jr. (acting by majority, the
"Trustee").

     WHEREAS, Newport Federal Savings Bank (the "Bank") has established a grantor trust pursuant to a Grantor Trust Agreement (the "Former Trust Agreement") associated with the Newport Federal Savings Bank Directors' Retirement Plan (the "Plan"); and

     WHEREAS, the Company has assumed all rights and obligations associated with the Former Trust Agreement and the Plan; and

     WHEREAS, the Company has established the North Arkansas
Bancshares, Inc. Management Recognition Plan (the "MRP") and the
North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive
Plan (the "Option Plan"); and

     WHEREAS, the Company has entered into, and may in the future enter into, employee and severance agreements ("Executive
Agreements") with key employees; and

     WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan, MRP, Option Plan, and Executive Agreements (collectively, the "Arrangements") with respect to the benefits payable thereunder to individuals or their estates (collectively, the "Beneficiaries"); and

     WHEREAS, the Company wishes to establish this trust (the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's general creditors in the event of Insolvency, as defined in Section 3(a) hereof, until paid to Beneficiaries in such manner and at such times as specified in the Arrangements; and

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Arrangements as unfunded plans maintained for the purpose of providing deferred compensation to a select group of management or highly compensated individuals for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

     WHEREAS, the Trust is intended to hold, at a minimum, a number of shares of the Company's common stock ("Common Stock") sufficient for (i) transfer to Beneficiaries as they exercise stock options granted under the Option Plan, and (ii) transfers to Beneficiaries upon vesting of shares under the MRP; and

     WHEREAS, the Company desires to establish a fund, consisting of the cash dividends that have accumulated from the shares held in the Trust, for the payment of discretionary cash bonuses to Beneficiaries other than those serving as the Trustee; and

     WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Arrangements.

     NOW, THEREFORE, the parties do hereby establish this Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     Section 1. Establishment of Trust
     ---------------------------------
     (a) The principal of the trust shall be the principal and any earnings thereon that were held in trust under the Former
Trust Agreement immediately before the effective date of this Trust Agreement.

     (b) The Trust shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively as herein set forth. Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Arrangements and this Trust Agreement shall be mere unsecured contractual rights of Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) In their sole discretion, the Bank and the Company may, separately or jointly, at any time, or from time to time, make additional contributions of cash or other assets to the Trustee to augment the principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement. Neither the Trustee nor any Beneficiary shall have any right to compel such additional contributions.

     (f)  Upon a Change in Control within the meaning of
Section 13(e) hereof, the Company shall, as soon as possible but in no event longer than ten business days after the Change in Control, make an irrevocable contribution to this Trust in an amount that is projected to provide the Trust with sufficient assets to pay each Beneficiary the benefits to which he or she is entitled pursuant to the Arrangements as in effect on the date of the Change in Control.

     Section 2. Payments to Beneficiaries
     ------------------------------------

     (a) Within 60 days after the end of each calendar year beginning with 1998, the Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Beneficiary, that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Arrangements), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to Beneficiaries in accordance with such Payment Schedule. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Arrangements and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company. After a Change in Control, the Trustee shall promptly make payments from the Trust to each and every Beneficiary who provides the Trustee with a notarized statement specifying the amount payable and affirming that such amount has both become unconditionally payable pursuant to one or more of the Arrangements and has not been, and is not being, paid directly by the Company, or its successor (which shall receive notice of such payments promptly but only after the Trustee makes them).

     (b) The entitlement of a Beneficiary to benefits under the Arrangements shall be determined by the Company or such party as may be designated under the Arrangements, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Arrangements.

     (c) The Company may make payment of benefits directly to Beneficiaries as they become due under the terms of the Arrangements. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Arrangements, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are insufficient under the Payment Schedule.

     Section 3. Trustee Responsibility Regarding Payments to
     -------------------------------------------------------
Trust Beneficiary When Company Is Insolvent
-------------------------------------------

     (a) The Trustee shall cease payment of benefits to Beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if
(i) the Company is unable to pay its debts as they become due,
(ii) the Company becomes subject to a pending proceeding as a debtor under the United States Bankruptcy Code, (iii) the Company is determined to be insolvent by the Office of Thrift Supervision, or (iv) the Company is placed in receivership under the Financial Institutions Reform, Recovery and Enforcement Act of 1989.


     (b) At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

     (c) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Beneficiaries.

          (1) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

          (2) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Beneficiaries, shall liquidate the Trust's investment, if any, in common stock of the Company or its holding company ("Common Stock"), and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Beneficiaries as general creditors of the Company with respect to benefits due under the Arrangements or otherwise.

          (3) The Trustee shall resume the payment of benefits to Beneficiaries in accordance with Section 2 of this Trust
Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

     (d) If the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Beneficiaries under the terms of the Arrangements for the period of such discontinuance, provided that there are sufficient assets to make such payments. The aggregate amount of any payments to Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance, shall be deducted from any payments made by the Trustee hereunder.

     Section 4. Payments to the Company
     ----------------------------------

     Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Beneficiaries pursuant to the terms of the Arrangements.


     Section 5. Investment Authority
     -------------------------------

     (a) The Trustee shall have complete discretion as to the investment of Trust assets, provided that the Trustee (i) shall to the maximum extent reasonably possible invest in securities (including Common Stock or rights to acquire stock) issued by the Company, and (ii) shall invest Trust assets in a manner reasonably expected to provide the Trust with assets sufficient to meet the Company's obligations under the Arrangements, and
(iii) shall follow any investment directions provided by the Company prior to a Change in Control.

     (b) All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Beneficiaries, except that voting rights with respect to any Common Stock held by the Trust will be exercised in accordance with the terms of any Employee Stock Ownership Arrangements adopted by the Company (and, otherwise, as directed by the Company's Board of Directors). The Company shall have the right at and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without consent of any person in a fiduciary capacity.

     (c) Subject to applicable federal and state securities laws, if for any reason the Trustee determines that it is appropriate to sell shares of Common Stock, the Trustee shall first offer to sell such shares to the following purchasers, in order of priority: first, the Company; second, any benefit Arrangements maintained by the Company; third, current Directors of the Company; fourth, current officers of the Company; fifth, members of the general public (through sales on the open market).

     Section 6. Disposition of Income
     --------------------------------

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

     Section 7. Accounting by Trustee
     --------------------------------

     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following each June 30 occurring after the execution of this Agreement, and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     Section 8. Responsibility of Trustee
     ------------------------------------

     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Arrangements or this Trust Agreement and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with gross negligence or willful misconduct. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

     (c) The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

     (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor the Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

     Section 9. Compensation and Expenses of Trustee
     -----------------------------------------------

     The Company shall pay all administrative expenses and the Trustee's fees and expenses relating to the Arrangements and this Trust. If not so paid, the fees and expenses shall be paid from the Trust.


     Section 10. Resignation and Removal of Trustee
     ----------------------------------------------

     The Trustee may resign at any time by written notice to the Company, which resignation shall be effective 30 days after the Company receives such notice (unless the Company and the Trustee agree otherwise). The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee, but only if each Participant (and each Beneficiary in pay status) consents in writing to such removal.

     If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time for such transfer.

     Section 11. Appointment of Successor
     ------------------------------------

     If the Trustee resigns or is removed in accordance with
Section 10 hereof, the Company may appoint any other party as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer. Notwithstanding the foregoing, if the Trustee resigns or is removed following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers, is independent of and unrelated to the entity that has acquired or otherwise obtained control of the Company, and is agreed to in writing by Beneficiaries who are credited with at least 80% of the Trust's assets.

     A successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for, and the Company shall indemnify and defend the successor trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

     Section 12. Amendment or Termination
     ------------------------------------

     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, provided that no such amendment shall either conflict with the terms of the Arrangements, or make the Trust revocable.

     (b) Notwithstanding subsection (a) hereof, the provisions of this Trust Agreement and the trust created thereby may not be amended after the date a Change in Control occurs, without the written consent of Beneficiaries who are credited with at least 80% of the Trust's assets.

     (c) The Trust shall not terminate until the date on which no Beneficiary is entitled to benefits pursuant to the terms hereof or of the Arrangements. Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Company.

     (d) The Company may terminate this Trust prior to the payment of all benefits under the Arrangements only upon written approval of the Beneficiaries entitled to payment of such benefits; provided that the Trust shall automatically terminate and all of its assets shall be distributed to Beneficiaries if the Company's principal subsidiary receives a CAMEL rating of 4 or 5.

     Section 13. Miscellaneous
     -------------------------

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Beneficiaries under this Trust
Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Arrangements and this Trust Agreement.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, except to the extent preempted by federal law.

     (d) The Trustee agrees to be bound by the terms of the Arrangements, as in effect from time to time.

     (e) "Change in Control" is defined in the MRP, and shall be defined in the same manner for purposes of this Trust. Any amendment to said Arrangements that modifies said definition shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Trust, except that a modification that may adversely affect a Beneficiary shall be ineffectual as to the Beneficiary unless he or she consents in writing to be bound by the modification.

     Section 14.  Effective Date.
     ---------------------------

     The effective date of this Trust Agreement shall be December 19, 1998.


     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Trust Agreement to be executed, and its corporate seal affixed, and the Trustees have executed this Trust Agreement, on the date identified in its opening paragraph.


Attest:                  NORTH ARKANSAS BANCSHARES, INC.


/s/ Pamela L. Decker    By:  /s/ Brad Snider
                            ------------------------------
                            Its President


Attest:                       TRUSTEE


/s/ Pamela L. Decker       /s/ John Minor
____________________       ______________________________
                           John Minor

/s/ Pamela L. Decker       /s/ Kaneaster Hodges, Jr.
____________________       ______________________________
                           Kaneaster Hodges, Jr.


/s/ Pamela L. Decker       /s/ O.E. Guinn, Jr.
____________________       ______________________________
                           O.E. Guinn, Jr.


                              9